First California Financial Group, Inc. 8-K

For further Information:

At the Company: At PondelWilkinson: Ron Santarosa Angie Yang 805-322-9333 310-279-5980	Corporate Headquarters Address: 3027 Townsgate Road, Suite 300 Westlake Village, CA 91361

For Immediate Release

FIRST CALIFORNIA REPORTS 2009 THIRD QUARTER FINANCIAL RESULTS

WESTLAKE VILLAGE Calif., November 11, 2009 – First California Financial Group, Inc. (Nasdaq:FCAL), the holding company of First California Bank, today reported financial results for its third quarter and nine-month period ended September 30, 2009, reflecting a strengthened liquidity and balance sheet position.

“During the third quarter, prudent actions were taken to enhance First California’s ability to capitalize on opportunities ahead when the economy improves and business activity increases,” said C. G. Kum, President and Chief Executive Officer. “We continued to build up our liquidity position with the full expectation that this will translate to greater earning assets.  We aggressively addressed problem credits, increasing our loan loss reserve and promptly realizing write-downs to non-accrual loans.  To better align our operations in the weakened economy, we reduced our workforce by ten percent and closed one branch.  We maintained a strong capital position and continue to focus on proactively managing our relationships.  Despite the difficult economic environment and a nominal operating loss for the quarter, we are confident that these actions will produce results in 2010 and beyond.”

2009 Third Quarter Financial Highlights:

▪	Total deposits, exclusive of brokered deposits, increased by $51.3 million in the third quarter and $374.4 million year-to-date as First California continues to increase its market share;

▪	The bank remained well capitalized with a total risk-based capital ratio at 11.62% and the company’s total risk-based capital ratio at 12.47% as of September 30, 2009;

▪	Net interest income increased 10.1% to $11.4 million for the 2009 third quarter from $10.3 million in the prior-year period;

▪	The company reduced its risk exposure by shifting the composition of its securities portfolio to safer, shorter-term investments; posts $1.6 million gain on sale of securities in Q3 2009;

▪	The company reduced its operational expense structure with a reduction in workforce and closure of one branch;

▪	Q3 provision for loan losses increased to $4.1 million, increasing the allowance for loan losses to 1.29% of total loans;

▪	The company incurred a net loss of $136,000, compared with net income of $1.8 million for its 2008 third quarter.

Kum continued:  “We are now seeing tangible benefits from our 1st Centennial transaction by way of a strong, stable and growing deposit base, as well as a high quality asset base.  The significant core deposit growth from assumed and legacy branches is a strong testament to our ability to capitalize on valued customer relationships. At the same time, our customers’ business operations are being adversely impacted by the difficult economic conditions and this is demonstrated by the increased levels of nonperforming assets.  Nevertheless, we believe our strong liquidity, balance sheet and capital position equips us well to navigate the challenging economy and play a major role in Southern California banking when the economy improves.”

First California Financial Group, Inc. 2-2-2	NASDAQ: FCAL

Asset Quality

Nonaccrual loans at September 30, 2009 totaled $39.3 million, compared with $27.0 million as of June 30, 2009.  The change largely reflects the addition of two relationships that previously had not been delinquent but were heavily impacted by the downturn in the real estate sector.  One relationship, which includes two loans with a total balance of $7.4 million before charge offs of $3.1 million, abruptly discontinued operations during the 2009 third quarter.  The second relationship includes two single family residential construction loans to a developer for which construction has been completed.  Both loans aggregating $7.6 million were placed on nonaccrual status.

The company’s residential 1-4 construction portfolio now includes only six projects and is down to $24.7 million, due primarily to the successful efforts to reduce this portfolio.  The residential 5+ construction portfolio is down to three projects with a balance of $11.2 million.  The land portfolio has been reduced to $18.3 million.  The two largest categories of First California’s loan portfolio, commercial real estate and commercial loans, continue to perform well, and the company is not experiencing widespread problems in these portfolios.

Nonaccrual loans and loans past due 90 days and accruing amounted to $42.3 million as of September 30, 2009, compared with $27.3 million as of June 30, 2009.  These non-performing loans represented 4.5% of total loans at September 30, 2009, compared with 2.9% at the close of the preceding second quarter. Total foreclosed property at the close of the 2009 third quarter decreased to $6.1 million from $6.8 million at June 30, 2009 and consists of two properties.

“In this challenging credit environment, we aggressively addressed our nonperforming relationships, promptly realizing charge-offs and establishing additional reserves where necessary,” Kum said.  “We remain confident that our conservative underwriting and proactive administration of our portfolio will produce positive results during the remainder of this economic downturn.”

Net loan charge-offs totaled $3.9 million for the 2009 third quarter, including charge offs of $3.1 million for the one above-mentioned relationship.  The company’s 2009 third quarter provision for loan losses of $4.1 million exceeded net charge-offs and increased the allowance for loan losses as a percentage of total loans to 1.29% at September 30, 2009 from 1.27% at June 30, 2009.

Results of Operations

Net interest income before provision for loan losses increased 10.1% to $11.4 million for the 2009 third quarter from $10.3 million in the prior-year period.  The selective expansion of the company’s loan portfolio as part of the 1st Centennial transaction in February 2009 contributed to increased levels of interest income on loans in the 2009 third quarter, versus the prior-year period.  In addition, the stability of core deposits assumed in the transaction, along with new and expanded deposit relationships, enabled First California to continue reducing its borrowings, resulting in lower levels of interest expense in the 2009 third quarter compared with a year ago.

Net interest margin for the 2009 third quarter was 3.50%, down 25 basis points from the immediately preceding quarter.  In addition to lost interest income of $676,000 from loans in nonaccrual status, the company attributed the sequential decline in net interest margin to a shift in the composition of its securities portfolio.  This shift to safer, shorter-term investments reduces the overall risk exposure of the company’s securities portfolio, but yields lower interest income.  Compared with the third quarter a year ago, net interest margin declined by 67 basis points due to significant reductions in the prime rate versus a year ago, as well as the adverse impact from higher levels of nonaccrual loans, a higher percentage of earning assets in lower-yielding federal funds sold and a shift in the composition of the company’s securities portfolio.  These were partially offset by a continued reduction in the cost of interest-bearing liabilities, which equaled 1.93% for the 2009 third quarter, compared with 2.09% for the preceding quarter and 2.65% in the a year-ago period.

First California Financial Group, Inc. 3-3-3	NASDAQ: FCAL

Noninterest income for the 2009 third quarter increased nearly three fold to $2.9 million from $1.0 million in the prior-year period.  The increase is attributed to a $1.6 million net gain on sale of securities posted in the 2009 third quarter and a $382,000 increase in deposit-related service charges as a benefit from an expanded deposit customer base.

Noninterest expense for the 2009 third quarter totaled $11.3 million, reflecting a 38.0% increase over $8.2 million in the third quarter a year ago.  The increase largely reflects an expanded franchise from the 1st Centennial transaction, increased FDIC insurance rates on higher deposit balances, industry-wide special insurance assessments and higher expenses associated with other real estate owned.   However, when compared with the preceding second quarter, noninterest expense was down 12.3%.  During the 2009 third quarter, the company reduced its workforce by approximately 10%, incurring $235,000 in separation costs, and closed one branch.  First California said this down sizing better aligns the organization with current business activity levels and is expected to result in an annualized savings exceeding $2.0 million.  The company’s 2009 third quarter efficiency ratio was 85.73%, compared with 98.60% for the preceding second quarter and 69.72% for the year-ago third quarter.

The company incurred a net loss for the 2009 third quarter of $136,000, equal to $0.04 per common share, after a dividend payment of $312,500 to the U.S. Treasury Department.  This compares with net income of $1.8 million, or $0.15 per common diluted share, posted in the 2008 third quarter.  Year-to-date, the company incurred a net loss of $1.8 million, equal to $0.23 per common share, after dividend payments of $819,000.  This compares with net income of $5.2 million, or $0.45 per common diluted share, recorded in the 2008 nine-month period.

Loans at September 30, 2009 totaled $940.9 million, up 19.4% from $787.9 million at year-end 2008, principally reflecting the selective addition of 1st Centennial loans and the reclassification of loans held-for-sale to the loan portfolio.  Deposits as of September 30, 2009 totaled $1.13 billion, compared with $817.6 million as of December 31, 2008.  The sharp increase is predominantly attributed to the addition and retention of approximately $270 million in non-brokered deposits from the 1st Centennial Bank transaction.  In addition, the company noted an increase in deposit relationships attributed to continued increases in core deposits.  Total assets at September 30, 2009 equaled $1.47 billion, compared with $1.18 billion at December 31, 2008.

Liquidity and Capital Resources

Core deposits continue to be First California’s primary source of funds and increased to $802.0 million as of September 30, 2009 from $746.8 million as of June 30, 2009.   The company also has access to alternate funding sources that are available typically at a lower cost than current market prices on time deposits.  Accordingly, First California continued to utilize strategic levels of brokered deposits, FHLB borrowings and State of California time deposits during the third quarter.  With the company’s strong liquidity position and the growth in deposit relationships, First California continued to reduce its brokered deposits to $48.0 million at September 30, 2009 from $115.0 million at December 31, 2008.  Deposits, excluding brokered deposits and the initial impact of the 1st Centennial transaction, increased $104.4 million year-to-date.  The shift in the mix of funding liabilities and the repricing of liabilities to current market rates during the quarter effectively lowered the cost of interest-bearing deposits to 1.43% for the third quarter of 2009 from 1.61% for the preceding second quarter.

At September 30, 2009, First California had available total unsecured Federal Funds facilities with other financial institutions of $27.0 million.  In addition, the company has a $13.4 million secured borrowing facility with the Federal Reserve Bank of San Francisco.  Also, the unused and available borrowing capacity on the company’s secured FHLB borrowing facility was in excess of $156.0 million at September 30, 2009.

At September 30, 2009, First California had ample liquidity with $61.4 million of Federal Funds sold and $302.4 million of securities.  The securities portfolio is comprised mainly of Agency Notes, Treasury Bills, municipal and mortgage-related securities.  During the 2009 third quarter, the company shifted the composition of its securities

First California Financial Group, Inc. 4-4-4	NASDAQ: FCAL

portfolio to include more lower-risk, shorter-term investments, and sold a portion of its U.S. government agency mortgage-backed securities and U.S. government agency and private-label collateralized mortgage obligations, aggregating $47.8 million, and posted a net gain on sale of securities of $1.6 million. First California said the restructuring of the securities portfolio reduced risk, shortened the duration of the portfolio and increased the liquidity of the portfolio, enhancing its ability to increase interest-earning assets in future periods.

Total shareholders’ equity rose to $161.1 million at September 30, 2009 from $158.9 million at December 31, 2008.  The company’s net book value per common share was $11.78 at September 30, 2009, compared with $11.65 at year-end 2008.  These increases are primarily due to the decrease in the unrealized loss on our available-for-sale securities portfolio in the year-to-date period.  Tangible book value per common share was $5.53 at September 30, 2009, compared with $6.54 at December 31, 2008.  The decline is attributed to a higher number of outstanding common shares versus the year-end count and an increase in intangible assets as a result of the 1st Centennial transaction.

First California’s total risk-based and leverage capital ratios at September 30, 2009 were 12.47% and 8.81%, respectively.  First California’s tangible common equity as a percentage of tangible assets declined to 4.60% as of September 30, 2009 from 6.67% as of year-end 2008, primarily due to the increase in intangible assets as a result of the 1st Centennial transaction.

Kum concluded:  “We continue to effect appropriate actions that we believe strengthen our ability to endure the challenging landscape and better position First California for accelerated growth when the economy eventually rebounds.  With a deep bench of experienced bankers, we look forward to enhancing the value of the First California franchise for our customer, employee and shareholder base.”

Use of Non-GAAP Financial Measures

This news release includes “non-GAAP financial measures” within the meaning of the Securities and Exchange Commission rules. Tangible common equity as a percentage of tangible assets is non-GAAP financial measure.  Tangible common equity to tangible assets represents tangible common equity, calculated as total shareholders’ equity less preferred stock and related dividend and accretion of preferred stock discount, goodwill and intangible assets, net, divided by total assets less goodwill and other intangible assets, net. Management believes that this measure is useful when comparing banks with preferred stock due to TARP funding to banks without preferred stock on their balance sheet and for evaluating a company’s capital levels. This information is being provided in response to market participant interest in this financial metric. This information is not intended to be considered in isolation or as a substitute for the relevant measures calculated in accordance with U.S. GAAP. The reconciliation of this non-GAAP financial measure to GAAP financial measure is provided as an attachment to the financial tables.

Conference Call and Webcast

First California will hold a conference call on Thursday, November 12, 2009 at 9 a.m. Pacific (12 noon Eastern) to discuss the company’s third quarter financial performance.  Shareowners, members of the media and other interested parties may participate in the call by dialing 800-860-2442 (domestic), 866-605-3852 (Canada) or 412-858-4600 (international) and request the First California conference call.  This call is being webcast and can be accessed at www.fcalgroup.com where it will be archived for one year.  An audio replay of the conference call is available through November 20, 2009 by dialing 877-344-7529 (domestic) or 412-317-0088 (international) and entering replay passcode 435661.

About First California

First California Financial Group, Inc. (Nasdaq:FCAL) is the holding company of First California Bank.  Celebrating 30 years of business in 2009, First California is a regional force of strength and stability in Southern

First California Financial Group, Inc. 5-5-5	NASDAQ: FCAL

California banking with assets of $1.47 billion and led by an experienced team of bankers. The company specializes in serving the comprehensive financial needs of the commercial market, particularly small- and middle-sized businesses, professional firms and commercial real estate development and construction companies. Committed to providing the best client service available in its markets, First California offers a full line of quality commercial banking products through 17 full-service branch offices in Los Angeles, Orange, Riverside, San Bernardino, San Diego and Ventura counties.  The holding company’s Web site can be accessed at www.fcalgroup.com. For additional information on First California Bank’s products and services, visit www.fcbank.com.

Forward-Looking Information

This press release contains certain forward-looking information about First California that is intended to be covered by the safe harbor for "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements, and include statements related to the maintenance of First California’s asset quality and capital position, the successful integration of the 1st Centennial Bank acquisition, the company’s ability to enhance efficiencies and manage costs and the expected continued progress in consolidating operations and the benefits of those activities, the monitoring of and management of risks in First California’s loan portfolio, the adequacy of sources of liquidity to support First California’s operations and strategic plans, the monitoring of and response to changing market conditions, and the status of the economy in the Southern California communities served by First California.  Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of First California. First California cautions readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. Risks and uncertainties include, but are not limited to, revenues are lower than expected, credit quality deterioration which could cause an increase in the provision for credit losses, First California’s ability to complete future acquisitions, successfully integrate such acquired entities, or achieve expected beneficial synergies and/or operating efficiencies within expected time-frames or at all, changes in consumer spending, borrowing and savings habits, technological changes, the cost of additional capital is more than expected, a change in the interest rate environment reduces interest margins, asset/liability repricing risks and liquidity risks, general economic conditions, particularly those affecting real estate values, either nationally or in the market areas in which First California does or anticipates doing business are less favorable than expected, a slowdown in construction activity, recent volatility in the credit or equity markets and its effect on the general economy, loan delinquency rates, the ability of First California to retain customers, demographic changes, demand for the products or services of First California as well as their ability to attract and retain qualified people, competition with other banks and financial institutions, and other factors. If any of these risks or uncertainties materializes or if any of the assumptions underlying such forward-looking statements proves to be incorrect, First California's results could differ materially from those expressed in, or implied or projected by such forward-looking statements. First California assumes no obligation to update such forward-looking statements.  For a more complete discussion of risks and uncertainties, investors and security holders are urged to read the section titled "Risk Factors" in First California's Annual Report on Form 10-K and any other reports filed by it with the Securities and Exchange Commission ("SEC"). The documents filed by First California with the SEC may be obtained at the SEC's website at www.sec.gov. These documents may also be obtained free of charge from First California by directing a request to: First California Financial Group, Inc., 3027 Townsgate Road, Suite 300, Westlake Village, CA 91361. Attention: Investor Relations. Telephone (805) 322-9655.
# # #

(Financial Tables Follow)

First California Financial Group
Unaudited Quarterly Financial Results

(in thousands except for share data and ratios)
As of or for the quarter ended	30-Sep-09	30-Jun-09	31-Mar-09	31-Dec-08	30-Sep-08

Income statement summary
Net interest income	$11,396	$11,897	$10,670	$9,836	$10,348
Service charges, fees & other income	1,269	1,260	1,235	1,146	1,043
Loan commissions & sales	22	44	9	69	143
Operating expenses	10,684	10,826	10,401	9,370	8,041
Provision for loan losses	4,117	1,110	5,069	200	300
Foreclosed property loss & expense	193	249	-	28	-
Amortization of intangible assets	417	417	376	298	298
Gain (loss) on securities transactions	1,639	2,000	671	(9)	(13)
Impairment loss on securities	-	565	-	-	-
Market loss on loans held-for-sale	-	709	-	-	-
FDIC special assessment	-	675	-	-	-
Gain (loss) on derivatives	-	-	-	186	(1)
Income (loss) before tax	(1,085)	650	(3,261)	1,332	2,881
Tax expense (benefit)	(949)	433	(1,383)	200	1,120
Net income (loss)	$(136)	$217	$(1,878)	$1,132	$1,761

Balance sheet data
Total assets	$1,469,628	$1,448,456	$1,458,841	$1,183,401	$1,125,294
Shareholders' equity	161,058	159,116	158,181	158,923	136,680
Common shareholders' equity	137,002	135,174	134,355	133,553	135,680
Earning assets	1,304,625	1,282,497	1,285,060	1,057,198	994,212
Loans	940,852	940,209	897,723	787,920	783,496
Loans - held for sale	-	-	31,309	31,401	-
Securities	302,378	245,858	271,743	202,462	209,736
Federal funds sold & other	61,395	96,430	84,285	35,415	980
Interest-bearing funds	1,002,776	987,048	1,005,012	822,285	784,452
Interest-bearing deposits	827,036	804,071	815,799	628,584	563,244
Borrowings	149,000	156,250	162,500	167,000	194,520
Junior subordinated debt	26,740	26,727	26,713	26,701	26,688
Goodwill and other intangibles	72,717	73,134	73,545	58,551	58,848
Deposits	1,125,031	1,096,679	1,103,578	817,595	757,765

Asset quality data & ratios
Loans past due 30 to 89 days & accruing	$7,314	$8,203	$6,395	$2,644	$6,560
Loans past due 90 days & accruing	2,970	299	65	429	947
Nonaccruing loans	39,330	26,957	8,380	8,475	8,636
Total past due & nonaccrual loans	$49,614	$35,459	$14,840	$11,548	$16,143

Repossessed personal property	$-	$61	$76	$107	$154
Other real estate owned	6,120	6,767	993	220	120
Total foreclosed property	$6,120	$6,828	$1,069	$327	$274

Net loan charge-offs	$3,935	$430	$1,842	$151	$194
Allowance for loan losses	$12,137	$11,955	$11,275	$8,048	$7,999
Allowance for loan losses to loans	1.29%	1.27%	1.26%	1.02%	1.02%

Common shareholder data
Basic earnings (loss) per common share	$(0.04)	$(0.01)	$(0.18)	$0.10	$0.15
Diluted earnings (loss) per common share	$(0.04)	$(0.01)	$(0.18)	$0.10	$0.15
Book value per common share	$11.78	$11.62	$11.55	$11.65	$11.84
Tangible book value per common share	$5.53	$5.33	$5.23	$6.69	$6.71
Shares outstanding	11,626,213	11,633,289	11,633,289	11,462,964	11,456,464
Basic weighted average shares	11,630,928	11,633,289	11,527,629	11,436,152	11,466,375
Diluted weighted average shares	11,979,165	11,976,738	11,813,629	11,727,614	11,744,823

Selected ratios
Return on average assets	-0.04%	0.06%	-0.55%	0.39%	0.63%
Return on average equity	-0.34%	0.54%	-4.76%	3.22%	5.14%
Equity to assets	10.96%	10.99%	10.84%	13.43%	12.15%
Tangible equity to tangible assets	6.32%	6.25%	6.11%	8.92%	7.29%
Tangible common equity to tangible assets	4.60%	4.51%	4.39%	6.82%	7.20%
Efficiency ratio	85.73%	98.60%	87.30%	83.63%	69.72%
Net interest margin (tax equivalent)	3.50%	3.75%	3.60%	3.90%	4.17%
Total risk-based capital ratio:
First California Bank	11.62%	11.54%	11.56%	12.27%	12.89%
First California Financial Group, Inc.	12.47%	12.48%	12.73%	16.62%	14.01%

First California Financial Group
Unaudited Quarterly Financial Results

	Three months ended Sept. 30,		Nine months ended Sept. 30,
	2009	2008	2009	2008
(in thousands, except per share data)
Interest income:
Interest and fees on loans	$13,331	$12,674	$39,144	$39,391
Interest on securities	2,819	2,870	9,847	8,827
Interest on federal funds sold and interest bearing deposits	78	4	368	18
Total interest income	16,228	15,548	49,359	48,236
Interest expense:
Interest on deposits	2,938	2,960	9,519	10,375
Interest on borrowings	1,455	1,801	4,512	5,599
Interest on junior subordinated debentures	439	439	1,365	1,316
Total interest expense	4,832	5,200	15,396	17,290
Net interest income before provision for loan losses	11,396	10,348	33,963	30,946
Provision for loan losses	4,117	300	10,296	950
Net interest income after provision for loan losses	7,279	10,048	23,667	29,996
Noninterest income:
Service charges on deposit accounts	1,111	729	3,199	1,885
Loan sales and commissions	22	143	76	382
Net gain on sale of securities	1,639	-	4,310	-
Impairment loss on securities	-	-	(565)	-
Net gain (loss) on derivatives	-	(1)	-	857
Other income	158	146	565	865
Total noninterest income	2,930	1,017	7,585	3,989
Noninterest expense:
Salaries and employee benefits	5,011	4,076	16,032	13,423
Premises and equipment	1,558	1,117	4,871	3,322
Data processing	862	293	1,812	1,008
Legal, audit and other professional services	541	530	1,758	1,386
Printing, stationary and supplies	197	160	600	492
Telephone	237	203	764	540
Directors’ fees	142	112	398	322
Advertising, marketing and business development	245	286	1,144	939
Postage	39	36	190	151
Insurance and assessments	849	364	2,504	932
Loss on and expense of foreclosed property	193	-	442	-
Amortization of intangible assets	417	298	1,210	893
Market loss on loans held-for-sale	-	-	709	-
Other expenses	1,003	709	2,513	2,001
Total noninterest expense	11,294	8,184	34,947	25,409
Income (loss) before provision for income taxes	(1,085)	2,881	(3,695)	8,576
Provision (benefit) for income taxes	(949)	1,120	(1,898)	3,342
Net income (loss)	$(136)	$1,761	$(1,797)	$5,234

Earnings (loss) per common share:
Basic	$(0.04)	$0.15	$(0.23)	$0.46
Diluted	$(0.04)	$0.15	$(0.23)	$0.45

First California Financial Group
Unaudited Quarterly Financial Results

	September 30,	December 31,
(in thousands)	2009	2008

Cash and due from banks	$42,753	$13,712
Federal funds sold	61,395	35,415
Securities available-for-sale, at fair value	302,378	202,462
Loans held for sale	-	31,401
Loans, net	928,714	780,373
Premises and equipment, net	20,702	20,693
Goodwill	60,720	50,098
Other intangibles, net	11,997	8,452
Deferred tax assets, net	514	2,572
Cash surrender value of life insurance	11,682	11,355
Foreclosed property	6,120	327
Accrued interest receivable and other assets	22,653	21,185

Total assets	$1,469,628	$1,178,045

Non-interest checking	$297,995	$189,011
Interest checking	83,717	22,577
Money market and savings	320,816	198,606
Certificates of deposit, under $100,000	140,046	191,888
Certificates of deposit, $100,000 and over	282,457	215,513
Total deposits	1,125,031	817,595

Securities sold under agreements to repurchase	45,000	45,000
Federal Home Loan Bank advances	104,000	122,000
Junior subordinated debentures	26,740	26,701
Accrued interest payable and other liabilities	7,799	7,826

Total liabilities	1,308,570	1,019,122

Total shareholders’ equity	161,058	158,923

Total liabilities and shareholders’ equity	$1,469,628	$1,178,045

FIRST CALIFORNIA FINANCIAL GROUP
RECONCILIATION OF GAAP FINANCIAL MEASURES TO NON‐GAAP FINANCIAL MEASURES
(unaudited)

(in thousands except for share data and ratios)	9/30/2009	12/31/2008

Total shareholders' equity	$161,058	$158,923
Less: Goodwill and intangible assets	(72,717)	(58,551)
Tangible equity	88,341	100,372
Less: Preferred stock	(24,056)	(23,713)
Tangible common equity	64,285	76,659

Total assets	$1,469,628	$1,183,401
Less: Goodwill and intangible assets	(72,717)	(58,551)
Tangible assets	1,396,911	1,124,850

Common shares outstanding	11,626,213	11,462,964

Tangible equity to tangible assets	6.32%	8.92%
Tangible common equity to tangible assets	4.60%	6.82%
Tangible book value per common share	$5.53	$6.69